UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 26, 2005
Date of Report (Date of earliest event reported)

CONNETICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27406 (Commission File No.)	94-3173928 (IRS Employer Identification No.)

3160 Porter Drive, Palo Alto, California 94304
(Address of principal executive offices, including zip code)

(650) 843-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

     On April 26, 2005 Connetics Corporation, issued a press release announcing earnings for the quarter ended March 31, 2005. A copy of the earnings release is furnished as Exhibit 99.1 to this report.

Item 8.01. Other Events.

     Over the past several weeks Connetics has been responding to the Food and Drug Administration’s, (“FDA”) questions regarding the Company’s New Drug Application (“NDA”) for its product candidate Velac. As part of this dialogue, the Company recently received communications from the FDA indicating that the agency was interpreting some of the results of a pre-clinical study for Velac® Gel differently than the Company did in the NDA submission. The preclinical study in question involved a transgenic mouse model. In the study, there was a positive response to the product. The Company carefully analyzed the results with a panel of leading toxicologists and experts in this model. The experts advised the Company that the transgenic mouse model is known to have limitations, and the experts concluded that the positive response was the result of a limitation of the model. The advice of these experts is supported by other products which had a positive finding but were ultimately approved based on additional work in other animal models. The Company is continuing its discussions with the FDA and expects to submit additional information which further supports the Company’s original conclusion.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
No.	Description
99.1	Press Release dated April 26, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
By:	/s/ John L. Higgins
John L. Higgins
Executive Vice President, Finance and Corporate Development, and Chief Financial Officer

Date: April 26, 2005

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated April 26, 2005